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                August 15, 1995

                Stan R. Blakey
                Vice President and Director of Public Relations
                (402) 390-6553

FOR IMMEDIATE RELEASE
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      Omaha, Nebraska (August 15, 1995) - Commercial Federal Corporation today announced that it has entered into a definitive agreement to acquire Conservative Savings Corporation, parent company of Conservative Savings Bank, FSB, headquartered in Omaha, Nebraska. Following the acquisition, the parties intend that Conservative Savings will be merged with and into Commercial Federal Bank, a wholly-owned subsidiary of Commercial Federal Corporation.

      In this transaction, Commercial Federal will acquire the 1,846,005 outstanding shares of Conservative's common stock and 460,000 shares of Conservative's preferred stock. Each of the shares of common stock will be exchanged for $6.34 in cash and a number of shares of Commercial Federal common stock which will fluctuate according to the average closing price of Commercial's common stock over a specified period prior to closing the transaction. Each of the shares of Conservative's outstanding preferred stock will be exchanged for $14.33 in cash and 2.26 times the number of shares of Commercial Federal common stock to be issued to the holders of Conservative's common stock. Based on Commercial Federal's closing stock price on August 15, 1995, of $31.875, the exchange ratio would be .2525 and the transaction would have a per share value of $14.39 for the common stock and $32.52 for the preferred stock and an aggregate value of approximately $41.5 million. Commercial Federal also announced that the parties had entered into a stock option agreement under which Commercial Federal has been granted an option to purchase shares of Conservative Saving's common stock equal to 19.9 percent of Conservative's outstanding common shares.

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     Conservative operates seven offices in Nebraska (five in metro-Omaha and two in Columbus), one office in Kansas (Kansas City-metro) and one office in Iowa (Harlan). Conservative has assets of approximately $383.4 million, deposits of approximately $198.1 million and stockholders' equity of approximately $34.8 million.

     "This acquisition further enhances Commercial Federal's retail franchise and our future earnings potential. The transaction will benefit the customers and shareholders of both institutions," said William A. Fitzgerald, chairman of the board and chief executive officer of Commercial Federal.

     The purchase, which is subject to regulatory approvals, Conservative's shareholders' approval and other conditions, is expected to close no late than March 31, 1996.

     Commercial Federal is being represented in this transaction by Merrill Lynch, while Conservative is being represented by Dain Bosworth.

     Since October 1993, Commercial Federal has acquired 23 offices and approximately $1.0 billion in deposits through four separate acquisitions in Nebraska, Oklahoma and Kansas. In addition, Commercial Federal is currently awaiting final regulatory approval on its acquisition of 18 offices and approximately $421.7 million in deposits in Kansas from Railroad Financial Corporation. The Railroad acquisition is expected to close in November 1995.

     Commercial Federal Corporation is the parent company of Commercial Federal Bank, which currently operates 72 branches in Nebraska (30), Colorado (20), Oklahoma (17) and Kansas (5). In addition to retail banking, Commercial Federal operations include mortgage banking, consumer financing, insurance and stock brokerage.

     As of June 30, 1995, Commercial Federal had assets of approximately $6.0 billion and deposits of approximately $3.6 billion. Commercial Federal Corporation common shares are traded on the New York Stock Exchange under the symbol "CFB."